UNAUDITED PRO FORMA FINANCIAL INFORMATION

The Unaudited Pro Forma Financial Information reflects financial information, which gives effect to the acquisition of 80% of the outstanding common shares of Cirmaker Industry Co., Ltd. (“CICL”) (a Taiwan Corporation) in exchange for 8,050,000 shares of common stock of Cirmaker Technology Corporation (“CRKT”), formerly known as Wrestle-Plex Sports Entertainment Group, Inc. (a Nevada Corporation).

The Pro Forma Statements included herein reflect the use of the purchase method of accounting for the above transaction. There were 17,758,000 shares of common stock of CRKT outstanding prior to the acquisition. The former stockholders of CICL received 8,050,000 shares of CRKT in consideration of the acquisition. Thus, the former shareholders of CICL acquired approximately 31% of the company as a result of the agreement. Nonetheless, the acquisition of CICL, which closed on March 21, 2003, was accounted for as a reverse acquisition as the board and management of CICL took over the operations of CRKT immediately following the transaction and the board under Nevada law is authorized to transact most all company business without shareholder approval with the exception of only certain statutory actions. Such financial information has been prepared from, and should be read in conjunction with, the historical audited financial statements of CICL and CRKT included in this memorandum.

The Pro Forma Balance Sheet gives effect to the transaction as if it had occurred on December 31, 2002. The Pro Forma Statement of Operations gives effect to the transaction as if it had occurred at the beginning of the earliest period presented, combining the results of WPLX for the year ended December 31, 2002 and CICL for the year ended December 31, 2002.

Wrestle-Plex Sports Entertainment Group, Inc.
(a Development Stage Company)
Unaudited Pro Forma Balace Sheet
December 31, 2002
(expressed in US dollars)

		Wrestle-Plex
	Cirmaker	Entertainment
.	Industry Co., Ltd	Group, Inc		Pro-forma
	(TaiwanCorp)	Nevada Corp)	Adjustments	balance

Assets
Cash and equivalents	$ 365,930		560,000	$ 925,930
Restricted Cash	659,109	$ -		659,109
Short -term investments	12,791	-		12,791
Trade accounts receivable, net of allowance for doubtful accounts of $832,000	5,899,694			5,899,694
Inventory	2,742,855	-		2,742,855
Other current assets	518,472	-		518,472
Total current assets	10,198,851	-		10,758,851

Long-term investments	143,885	-		143,885

Fixed assets, net	6,104,777	-		6,104,777

Intangible assets	22,254	-		22,254
Other assets	392,994	-		392,994
	$ 16,862,761	$ -	$ 560,000	$17,422,761

Liabilities and stockholders' equity

Bank loans	$ 3,383,883	$ -		$ 3,383,883
Trade accounts payable	3,694,055	48,355	10,000	3,752,410
Notes payable	-	81,690		81,690
Accrued expense	353,206			353,206
Other payables and customer deposits	69,224			69,224
Current portion of long-term debt	253,476			253,476
Total current liabilities	7,753,844	130,045		7,893,889

Long-term debt, less current maturities	1,597,954	-		1,597,954
Other liabilities	173,990	-		173,990
	9,525,788	130,045		9,665,833

Commitments and contingencies	-			-

Stockholders' equity
Common stock	6,426,070	15,008	950
			8,050
			(6,424,270)	25,808
Additional paid-in capital	860,724	16,992	559,050
			6,335,865	7,772,631
Retained earnings	399,836	(162,045)	70,355	308,146
Accumulated other comprehensive income -
foreign currency translation adjustment	(349,657)	-		(349,657)

	7,336,973	(130,045)		7,756,928

	$ 16,862,761	$-	$ 560,000	$17,422,761

Wrestle-Plex Sports Entertainment Group, Inc.
(a Development Stage Company)
Unaudited Pro Forma Balace Sheet
December 31, 2002
(expressed in US dollars)

	Cirmaker Industry Co. Ltd. (Taiwan Corp.)	Wrestle-Plex Entertainment Group, Inc.	Adjustments	Proforma Balance
Net sales	$18,330,322	$ -		$ 18,330,322
Cost of goods sold	(16,357,509)	-		(16,357,509)

Gross profit	1,972,813			1,972,813

Selling, general and administrative	1,262,372	105,087		1,367,459
Depreciation and amortization	397,078	1,326		398,404

Net income (loss) from operations	313,363	(106,413)		206,950

Other income (expense)
Interest income	9,464			9,464
Interest expense	(237,411)			(237,411)
Other income (loss)	218,256	17,240		235,496
Exchange gain (loss)	130,319			130,319
Loss on long-term investments	(334,734)			(334,734)

Net income (loss) before income taxes	99,257	(89,173)		10,084

Income tax (expense) benefit	(24,814)			(24,814)

Net Income (loss)	744,443	(89,173)	-	14,730

Weighted average number of common shares outstanding
	21,384,000	15,008,000		25,808,000

Net income (loss) per share - basic and diluted	$0.00	$(0.01)		$(0.00)

Cirmaker Technology Corporation
(formerly Wrestle-Plex Sports Entertainment Group, Inc.)
Notes

Note 1

To reflect the recapitalization of Cirmaker Industry Co., Ltd. (a Taiwan corporation) with the book value of net assets of WPLX at the acquisition date. Because the acquisition was accounted for as a reverse acquisition, there was neither goodwill recognized nor any adjustments to the book value of the net assets of CICL that would affect the pro forma statement of operations.

All contingencies related to the acquisition have been met as of March 21, 2003.

Note 2

To reflect an additional $10,000 in accounting expense related to the merger agreement.